Exhibit 5.3

777 E WISCONSIN AVE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX FOLEY.COM

December 15, 2025
Coinbase Global, Inc.
One Madison Avenue
Suite 2400
New York, NY 10010

Ladies and Gentlemen:
We have acted as Texas corporate counsel for Coinbase Global, Inc., a Texas corporation (the “Company”), which is the converted entity (for purposes of Title 1, Article 10, Subchapter C of the Texas Business Organizations Code) in the conversion of Coinbase Global, Inc., a Delaware corporation (the “Delaware Corporation”), into a Texas corporation (the “Conversion”) pursuant to the Certificate of Conversion filed with the Texas Secretary of State, including the related Plan of Conversion (the “Texas Certificate of Conversion”), and the Certificate of Conversion filed with the Delaware Secretary of State, including the related Plan of Conversion (the “Delaware Certificate of Conversion”), in connection with the registration by the Company of 10,997,856 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Shares”), issued to the Selling Shareholders (as defined below), pursuant to that certain share purchase agreement (the “Share Purchase Agreement”), dated May 8, 2025, by and among the Delaware Corporation, Sentillia B.V., a private limited liability company organized under the laws of the Netherlands (“Sentillia”), the Sentillia shareholders listed on Exhibit B thereto (collectively, the “Selling Shareholders”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the shareholders’ agent. The Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-287084), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 8, 2025 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus dated May 8, 2025 included therein (the “Base Prospectus”), as supplemented by the related prospectus supplement dated August 15, 2025, filed with the Commission pursuant to Rule 424(b)(7) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Company’s certificate of formation and the Company’s bylaws, each as currently in effect; (iii) the Texas Certificate of Conversion and the Delaware Certificate of Conversion; and (iv) such other documents and records (including resolutions of the Company’s Board of Directors and any committee thereof) as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed without independent verification that prior to the Conversion, the Delaware Corporation took all corporate action required under the laws of the State of Delaware to authorize the Share Purchase Agreement and the issuance of the Shares to the Selling Shareholders. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company,

Coinbase Global, Inc.
December 15, 2025

including the Texas Certificate of Conversion, certified by the Texas Secretary of State on December 15, 2025, the Delaware Certificate of Conversion, certified by the Delaware Secretary of State on December 15, 2025, and a Certificate of Fact with respect to the Company’s existence as a corporation, certified by the Texas Secretary of State on December 15, 2025.
Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and nonassessable.
The foregoing opinions are limited to the laws of the State of Texas, and we do not express any opinion herein concerning any other law.
We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K, incorporated by reference into the Registration Statement, and to the reference to our firm in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP